inspire

LICENSE AGREEMENT

AGREEMENT, dated as of April 1st , 2019, by and between CWM Advisors, LLC dba INSPIRE ("INSPIRE"), a California limited liability company, and Horizon Capital Management, Inc.

("LICENSEE").

WHEREAS, INSPIRE owns rights to, and engages in a variety of business activities in connection with, faith-based/biblically responsible investing ("BRJ") screening data and related scoring methodology, including the Inspire Impact Score™ methodology ("INSPIRE IMPACT SCORE"), certain digital and print marketing collateral, and certain marketing strategies and techniques for growing Registered Investment Advisor ("RIA") assets under management ("AUM"), (together referred to herein individually and collectively as "MARKETING");

WHEREAS, INSPIRE, either directly or through third-party service providers, creates, maintains, publishes and administers the MARKETING;

WHEREAS, INSPIRE uses in commerce and owns trade name, trademark and service mark rights to the designations INSPIR, Inspire Impact Score™, INSPIRE logos, “Discover, Explore, lnvest’™ and other proprietary marks (such rights are hereinafter individually and collectively referred to as the "MARKS").

WHEREAS, LICENSEE wishes to use the MARKETING and MARKS in connection with operating, promoting and growing their RJA business;

WHEREAS, LICENSEE wishes to use the MARKETING and MARKS to promote and grow their RJA business and to make disclosure about such business under applicable laws, rules and regulations in order to indicate that INSPIRE is the source of the MARKETING and MARKS; and

WHEREAS, LICENSEE wishes to obtain INSPIRE's authorization to use the MARKETING and MARKS and refer to them in connection with their RIA business pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

I.	Grant of License

(a)                Subject to the terms and conditions of this AGREEMENT, INSPIRE grants to LICENSEE a non-transferable, non-exclusive, license (i) to use one or more of the MARKS and MARKETING in connection with promoting LICENSEE's RLA business (in accordance with the restrictions set forth herein); and (ii) to use and refer to the MARKS (in accordance with the restrictions set forth herein) in the descriptions of LICENSEE's investment strategies and advisory services; and to make such disclosure about the investment strategies and advisory services LICENSEE deems necessary, electronically or otherwise, under any applicable laws, rules or regulations.

(b)                LICENSEE shall have a right to sublicense any or all of the rights granted hereunder to any affiliate of LICENSEE; provided such affiliate will not have the power to further sublicense those rights to any third parties. LICENSEE shall require any such sublicensee to comply with LICENSEE's obligations under this AGREEMENT and shall remain obligated under the terms of the AGREEMENT with respect to any actions taken by the sublicensee pursuant to any sublicense.

2.	Term

The term of the license granted hereunder shall commence on the date of this AGREEMENT and shall continue for an initial period of one (I) year (the "Initial Term"). The Initial Term shall be renewed automatically for successive one year period(s) unless: either party gives written notice ofnon-renewal at least ninety (90) days prior to the expiration of the Initial Term or any renewal term, which notice may be given at the will of either party with or without cause; or this AGREEMENT is otherwise terminated in accordance with the terms set forth herein.

3.	License Fees

LICENSEE shall pay INSPIRE a license fee, which shall be paid commencing on the date of this AGREEMENT as set forth above, to be calculated and paid as follows:

License fee shall be paid monthly based on average daily assets for which LICENSEE is paid an advisory fee during the relevant monthly period at a rate of 0.30% per annum, on all assets above $15,000,000.

The license fees shall be calculated by LICENSEE and shall be paid in arrears to INSPIRE by the fifteenth day following the day which LICENSEE collects their fee for that billing period. Such license fees shall be accompanied by a statement from LICENSEE stating that the license fees paid to INSPIRE are accurate. LICENSEE shall maintain detailed and accurate records with respect to the assets under management and its payments to INSPIRE hereunder. LICENSEE shall, upon written request by INSPIRE, provide reasonable access to its records with respect to the assets under management during normal business hours, to an independent accounting organization chosen and compensated by INSPIRE, for purposes of a confirming audit with respect to such payments. LICENSEE shall promptly pay any under-reported fees determined by such audit. If such audit determines that license fees in excess of $500 of reported license fees were not reported during any of the four previously reported quarters, then the LICENSEE shall also pay for the reasonable costs of such audit.

4.	Termination

(a)                 At any time during the term of this AGREEMENT, either party may give the other party thirty days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of the other's continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period.

(b)                In the case ofbreach of any of the material terms and conditions of this AGREEMENT by either party, the non-breaching party may terminate this AGREEMENT by giving thirty days' prior written notice of its intent to terminate, and such notice shall be effective on the date of such termination (at the option of the non- breaching party) unless the breaching party shall correct such breach within the notice period or, if the breach is not capable of being cured within such thirty day period, unless the breaching party has undertaken to correct such breach and diligently prosecutes such correction until completion; provided that such cure period shall not exceed ninety days in total.

(c)               INSPIRE may terminate this AGREEMENT with respect to a specific MARK, MARKS or MARKETING if INSPIRE is informed of the final adoption of any legislation or regulation that materially impairs INSPIRE's ability to license and provide the license rights set forth herein with respect to such MARKS or MARKETING under this AGREEMENT. INSPIRE will use reasonable efforts to give LICENSEE as much advance written notice as possible.

5.	Rights Upon Termination

Upon termination of this AGREEMENT, LICENSEE shall cease to use the MARKS and MARKETING and cease referring to the MARKS, including any "COMPOSITE MARK" as such term is defined herein.

6.	Promotion of RIA Business

(a)                  LICENSEE shall use its best efforts to protect the goodwill and reputation of INSPIRE in connections with its use of the MARKS and MARKETING under this AGREEMENT. LICENSEE shall submit to INSPIRE for its preview and approval all of the advertisements, brochures, and promotional and information material (collectively "INFORMATIONAL MATERIALS") relating to or referring to INSPIRE, the MARKS or MARKETING. INSPIRE's approval shall be confined solely to the use of or description of INSPIRE, the MARKS, and the MARKETING and shall not be unreasonably withheld or delayed by INSPIRE. It is INSPIRE's goal to respond to any such requests for approval within 2 business days.

(b)               LICENSEE acknowledges and agrees that INSPIRE, in granting the permission contained in this AGREEMENT, does not express or imply any approval of LICENSEE or LICENSEE's products and services, unless expressly provided by written consent of INSPIRE, and LICENSEE further agrees not to make any statement which expresses or implies that INSPIRE approves, endorses or consents to the promotion, marketing, and arrangement by LICENSEE of any product or service or that INSPIRE makes any judgment or expresses any opinion in respect of the LICENSEE, unless expressly provided by written consent of INSPIRE.

7.	Protection of Value of License

(a)                  LICENSEE shall cooperate reasonably with INSPIRE in the maintenance of all INSPIRE common law and statutory rights in the MARKS and MARKETING, including copyrights and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes, including the use by the LICENSEE of the following notice when referring to the MARKS or MARKETING in any INFORMATIONAL MATERIALS:

The Inspire Impact Score™, the Inspire Investing name and logos are trademarks of Inspire Investing and each has been licensed for use by [LICENSEE's business name].

or such similar language as may be approved in advance by INSPIRE.

(b)                 LICENSEE shall not refer to the MARKS or MARKETING in any manner which might cause confusion as to INSPIRE's responsibility for the MARKS or MARKETING or the identity of LICENSEE and its relationship to INSPIRE, the MARKS or MARKETING.

8.	Proprietary Rights

(a)                  LICENSEE acknowledges that the MARKS and MARKETING are created and implemented by INSPIRE through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by INSPIRE. LICENSEE also acknowledges that the MARKS and MARKETING are the exclusive property of INSPIRE, and the MARKS, MARKETING and their compilation, composition and changes therein are in the control and discretion of INSPIRE.

(b)                 INSPIRE reserves all rights with respect to the MARKS and MARKETING except those expressly licensed to LICENSEE hereunder.

(c)                  Each party shall treat as confidential and shall not disclose or transmit to any third party any confidential and proprietary information of the other party, including the terms of this AGREEMENT or (in the case of INSPIRE) INFORMATIONAL MATERIALS submitted to INSPIRE pursuant to paragraph 6(a) hereof, provided that the documentation or other written materials containing such information are designated as "Confidential" or "Proprietary" by the providing party and such information is not available generally to the public or otherwise available to the receiving party from a source other than the providing party. In addition, if requested or required (by interrogatories, requests for information or documents, subpoena, or other process) either party may reveal such information if such information to be disclosed is (i) approved in writing by the other party for disclosure or (ii) required by law (in the opinion of counsel), regulatory agency or court order to be disclosed by a party, provided prior written notice of such required disclosure is given to the other party. In addition, except with respect to disclosure made pursuant to (i) and (ii) in the immediately preceding sentence, each party shall treat as confidential the terms of this AGREEMENT. The provisions of this paragraph shall survive any termination of this AGREEMENT for five

(5) years from disclosure by either party to the other party of the last such confidential and proprietary information.

9.	Ownership and Protection of Composite Marks

(a)                  INSPIRE consents to LICENSEE's use of the MARKS and MARKETING in conjunction with the LICENSEE's own trademark(s) (each, a "COMPOSITE MARK").

(b)                 Each COMPOSITE MARK shall be owned by INSPIRE, and shall be part of the INTELLECTUAL PROPERTY of INSPIRE and included in the MARKS as defined herein. With respect to any such COMPOSITE MARK: (i) INSPIRE shall not register or apply for registration of such mark; (ii) INSPIRE shall not use such mark without LICENSEE's prior written consent, which shall not be unreasonably withheld; and (iii) after termination or expiration of this AGREEMENT, INSPIRE shall disclaim ownership rights in LICENSEE's own trademark forming a part of such mark and shall assign to LICENSEE any rights in LICENSEE's own trademark forming a part of such mark and the goodwill associated therewith that INSPIRE might have acquired during the TERM.

10.	Warranties; Disclaimers

(a)                  INSPIRE represents and warrants that INSPIRE is the owner of rights granted to LICENSEE herein and that use of the MARKS and MARKETING as provided herein shall not infringe any trademark, service mark, copyright, other proprietary right, or contractual right of any person not a party to this AGREEMENT.

(b)                 LICENSEE expressly agrees that it shall not, without prior written permission from INSPIRE, either directly or through any affiliate or sublicensee, use any MARK to sponsor, issue, establish, organize, structure, operate, manage, offer, sell, market, promote, write, list, trade, exchange or distribute any "pooled investment vehicle," as such term is defined in Rule 206(4)-8 under the Investment Advisers Act of 1940, as amended ("PROHIBITED USE"). LICENSEE further agrees that any such PROHIBITED USE shall constitute a material breach of this AGREEMENT for purposes of Section 4(b) hereof.

(c)                 LICENSEE agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in any INFORMATIONAL MATERIALS relating to any MARKS or MARKETING and upon request to furnish a copy (copies) thereof to INSPIRE:

The Inspire Impact Score™, the Inspire Investing name and logos are trademarks of Inspire Investing and each has been licensed for use by [LICENSEE's business name].

or such similar language as may be approved in advance by INSPIRE.

(d)                INSPIRE represents and warrants that it has the authority to enter into this AGREEMENT according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(e)                 LICENSEE represents and warrants that it has the authority to enter into this AGREEMENT and that its performance does not violate any applicable laws, regulations or agreements, including, but not limited to, banking, commodities and securities laws.

(t)       LICENSEE further represents and warrants that the use of the MARKS and MARKETING in connection with LICENSEE's RIA business does not violate any applicable laws, regulations or agreements, including, but not limited to, banking, investment advisory, and securities laws.

(g)                Neither party shall have any liability for lost profits or consequential damages arising out of this AGREEMENT.

(h)	The provisions of this Section IO shall survive any termination of this AGREEMENT.

11.	Indemnification

(a)                 LICENSEE shall indemnify and hold harmless INSPIRE, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against INSPIRE which arise from any act or omission of LICENSEE which constitutes a breach of this AGREEMENT or is in any manner related to LICENSEE's RIA business and related services (except with respect to any claim or action alleging that LICENSEE's use of the MARKS or MARKETING violates or infringes any trademark, service mark, copyright or other proprietary right of any person not a party to this AGREEMENT); provided, however, that (i) INSPIRE notifies LICENSEE promptly of any such claim or action, and (ii) LICENSEE shall have no liability to INSPIRE if such judgments, damages, costs or losses are attributable to any breach of the AGREEMENT, negligent act or omission by INSPIRE, its parent, affiliates, subsidiaries or any of their employees or agents. LICENSEE shall bear all expenses in connection with the defense and/or settlement of any such claim or action. INSPIRE shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of LICENSEE. LICENSEE, in the defense of any such claim, except with the written consent of INSPIRE, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to INSPIRE of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of INSPIRE. This provision shall survive the termination of this AGREEMENT.

(b)                 INSPIRE shall indemnify and hold harmless LICENSEE, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against LICENSEE alleging that LICENSEE's use of the MARKS or MARKETING violates or infringes any trademark, service mark, copyright or other proprietary right of any person not a party to this AGREEMENT; provided, however, that (i) LICENSEE notifies INSPIRE promptly of any such claim or action, and (ii) INSPIRE shall have no liability to LICENSEE if such judgments, damages, costs or losses are attributable to any breach of the AGREEMENT, negligent act or omission by LICENSEE, its parent, affiliates, subsidiaries or any of their employees or agents. INSPIRE shall bear all expenses in connection with the defense and/or settlement of any such claim or action. LICENSEE shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of INSPIRE. INSPIRE, in the defense of any such claim, except with the written consent of LICENSEE, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to LICENSEE of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of LICENSEE other than with respect to the rights granted LICENSEE under this AGREEMENT. This provision shall survive the termination of this AGREEMENT.

12.	Force Majeure

Neither INSPIRE nor LICENSEE shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this AGREEMENT due to any act of God, act of governmental authority, act of the public enemy, or due to war, alien invasion, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slowdown), or other cause beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

13.	Other Matters

(a)                 This AGREEMENT is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, which shall not be unreasonably withheld, and any attempt to so assign or transfer this AGREEMENT without such written consent shall be null and void. Notwithstanding the foregoing, this AGREEMENT may be assigned by INSPIRE to any of its subsidiaries or affiliates without the consent of LICENSEE.

(b)                This AGREEMENT constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This AGREEMENT supersedes all previous AGREEMENTS between the parties with respect to the subject matter of this AGREEMENT. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c)                 No breach, default, or threatened breach ofthis AGREEMENT by either party shall relieve the other party of its obligations or liabilities under this AGREEMENT with respect to the protection of the property or proprietary nature of any property that is the subject of this AGREEMENT.

(d)	All notices and other communications under this AGREEMENT shall be (i) in writing,

(ii) delivered by hand or by registered or certified mall, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

(e)  This AGREEMENT shall be interpreted, construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

Notice to INSPIRE:	CWM Advisors, LLC dba Inspire
650 San Benito St.
Suite 130
Hollister, CA 95023
Attn: Robert Netzly

Notice to LICENSEE:	Horizon Capital Management, Inc
106 Valerie Drive
Lafayette, LA 70503
Attn: Dexter Lyons

(f)  This AGREEMENT may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed as of the date first set forth above.

CWM Advisors, LLC dba INSPIRE By: /s/ Robert Netzly Name: Robert Netzly Title: CEO Date: 4/5/19	Horizon Capital Management, Inc. By: /s/ Dexter Lyons Name: Dexter Lyons Title: Principal Owner Date: 4/5/19